Exhibit 99.2

Consent of Blaine V. Fogg

Era Group Inc. will file a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the initial public offering of Class A common stock of Era Group Inc. In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Era Group Inc. in the Registration Statement, as may be amended or supplemented from time to time. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: July 15, 2011	/s/ BLAINE V. FOGG
Blaine V. Fogg